Exhibit 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

     This First Amendment to Loan Agreement (the “Amendment”) is dated as of November 1, 2004, among Bank of America, N. A. (the “Bank”), Mercury Air Group, Inc., a Delaware corporation (Borrower 1”); Maytag Aircraft Corporation, a Colorado corporation (“Borrower 2”); Mercury Air Cargo, Inc., a California corporation (“Borrower 3”); MercFuel, Inc., a Delaware corporation (“Borrower 4”); Hermes Aviation, Inc., a California corporation (“Borrower 5”), and Mercury Air Center — Long Beach, Inc., a California corporation (Borrower 6”); (Borrower 1, Borrower 2, Borrower 3, Borrower 4, Borrower 5, and Borrower 6 are sometimes referred to, collectively as the “Borrowers” and individually as the “Borrower”).

RECITALS

     A. The Borrowers and the Bank are parties to that certain Loan Agreement dated as of July 29, 2004 (the “Agreement”).

     B. The Borrowers and the Bank desire to amend certain terms and provisions of the Agreement.

AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

                  2.1 The definitions of “Basic Fixed Charge Coverage Ratio”, “Borrowing Base” and “Tangible Net Worth” set forth in Section 1 of the Agreement are amended in their entirety to read as follows:

          “Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends (excluding cash dividends paid during the twelve month period ending June 30, 2005 not exceeding $17,500,000), withdrawals, and other distributions, to (b) the sum of interest expense (excluding capitalized debt costs classified as interest expense and already paid), lease expense, rent expense, the current portion of long term debt, excluding any amounts due under this Agreement, and the current portion of capitalized lease obligations.

          “Borrowing Base” means 80% of the balance due on Domestic Acceptable Receivables minus $2,000,000. After calculating the Borrowing Base, the Bank may, upon notice to the Borrower, deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for 100% of outstanding letters of credit, reserves for dilution (any non-cash reduction of accounts receivable), and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

          “Tangible Net Worth” means (a) total assets, less the amount of the following to the extent included in total assets: (i) goodwill; (ii) patents; (iii) trademarks; (iv) trade names; (v) deferred or capitalized organization costs; (vi) capitalized or deferred research and development costs; (vii) deferred marketing costs; (viii) amounts due from officers, directors, employees, shareholders, and affiliates; plus (b) an amount that will be the lesser of $800,000 or the total of any non-cash charge and asset impairment associated with MercMed LLC; less (c) total liabilities, less the non-current portion of Subordinated Liabilities to the extent included in total liabilities.”

                  2.2 In Section 1 of the Agreement, clause (j) of definition of “Acceptable Receivable” is amended to add subclause (iv) to read as follows:

"(iv) any person or entity with a billing address outside of the United States.”

                  2.3 The definitions of “Availability”, “Domestic Acceptable Receivable”, “Foreign Acceptable Receivable” and “Liquidity” set forth in Section 1 of the Agreement are deleted in their entirety.

                  2.4 In Section 9.3 of the Agreement, the figure “Nine Million Five Hundred Thousand Dollars ($9,500,000) is substituted for the figure “Twenty Four Million Dollars ($24,000,000).”

                  2.5 Section 9.4 of the Agreement is deleted in its entirety and the following substituted therefor:

     “9.4 Intentionally Omitted”

                  2.6 Section 9.6 of the Agreement is amended in its entirety to read as follows:

     “9.6 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Two Million Dollars ($2,000,000) in any fiscal year on a consolidated basis. Compliance with this covenant will be determined annually, commencing with the fiscal year ending June 30, 2005.”

                  2.7 Section 9.7 of the Agreement is deleted in its entirety and the following substituted therefor:

     “9.7 Intentionally Omitted.”

                  2.8 Section 9.10 of the Agreement is amended in its entirety to read as follows:

     “9.10 Cash Dividends and Stock Repurchases. Not to (a) declare or pay any cash dividends, except for cash dividends in an amount not exceeding $17,500,000 to be paid by June 30, 2005, on any of the

Borrowers’ issued and outstanding stock, (b) repurchase any of the Borrowers’ previously issued and outstanding stock for cash, or (c) create any sinking fund(s) in relation to the transactions noted in (a) or (b) above.”

     3. Representations and Warranties. Each Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) except as set forth on Schedule 1 attached hereto, the representations and warranties of each Borrower pursuant to the Agreement and all schedules thereto are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by each Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

     4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank.

                  4.1 This Amendment duly executed by all parties hereto.

                  4.2 Payment of an amendment fee in the amount of $30,000.

                  4.3 Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment.

     5. Effect of Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

[Signatures on Following Page]

     This Amendment is executed as of the date stated at the top of the first page.

Bank of America, N.A.		Mercury Air Group, Inc.

By:	/s/ Frances Martinez

Typed Name: Frances R. Martinez		By:	/s/ Joseph Czyzyk
Title: Vice President
Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

Mercury Air Cargo, Inc.

		By:	/s/ Joseph Czyzyk

Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

MercFuel, Inc.

		By:	/s/ Joseph Czyzyk

Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

Maytag Aircraft Corporation

		By:	/s/ Joseph Czyzyk

Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

Hermes Aviation, Inc.

		By:	/s/ Joseph Czyzyk

Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

Mercury Air Center-Long Beach, Inc.

		By:	/s/ Joseph Czyzyk

Typed Name: Joseph A. Czyzyk
Title: Chief Executive Officer

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